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Exhibit 99.5

Computation of Ratio of Earnings to fixed charges and
Earnings to fixed charges and prefered stock dividends

	For the 12 Months Ended December 31,
	2003	2002	2001	2000	1999
Earnings:
Net income before equity in (loss) earnings from joint ventures and unconsolidated subsidiaries, minority interest and other items	$277,469	$198,005	$206,748	197,581	36,442
Add: Interest expense	194,999	185,362	170,121	173,891	91,184
Add: Implied interest component on the Company's rent obligations	824	678	572	568	68
Add: Distributions from operations of joint ventures	2,839	5,802	4,802	4,511	470

Total earnings	$476,131	$389,847	$382,243	$376,551	$128,164
Fixed charges:
Interest expense	$194,999	$185,362	$170,121	$173,891	$91,184
Implied interest component on the Company's rent obligations	824	678	572	568	68
Capitalized interest	—	70	1,010	513	377

Fixed charges	$195,823	$186,110	$171,703	$174,972	$91,629
Preferred dividend requirements	36,908	36,908	36,908	36,908	23,843

Fixed charges and prefered stock dividends	$232,731	$223,018	$208,611	$211,880	$115,472
Earnings to fixed charges	2.43x	2.09x	2.23x	2.15x	1.40x
Earnings to fixed charges and preferred stock dividends	2.05x	1.75x	1.83x	1.78x	1.11x

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Computation of Ratio of Earnings to fixed charges and Earnings to fixed charges and prefered stock dividends